Exhibit 10.17

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of the 19th day of October 2015 (the “Effective Date”), by and between Miromatrix Medical Inc., a corporation organized under the laws of the State of Delaware and having an office at 10399 West 70th Street, Eden Prairie, MN 55344, (“Miromatrix”), and Icahn School of Medicine at Mount Sinai, a New York not for profit education corporation with an address at One Gustave L. Levy Place, New York, NY 10029 (“Mount Sinai”), each hereinafter referred to as a “Party” and jointly as “Parties”.

WHEREAS, Miromatrix and Mount Sinai wish to enter a relationship whereby Mount Sinai will conduct certain research in collaboration with Miromatrix relating to Miromatrix’ decellularization/recellularization technology (the “Research”);

WHEREAS, Dr. Ron Shapiro of Mount Sinai’s Recanati/Miller Transplantation Institute (the “Institute”) shall be Mount Sinai’s principal investigator for the Research (the “Principal Investigator”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Scope of Work.

1.1	Mount Sinai agrees to use its best reasonable efforts to perform the Research in accordance with the Statement of Work attached hereto as Exhibit A (the “Project”).

1.2	Mount Sinai shall perform the Project in accordance with standards applicable to work of similar type and scope to the Project performed by those skilled in the relevant art, as well as all laws and regulations that apply to such type of work. Mount Sinai does not guarantee that any patent rights shall result from the Research, that the scope of any patent rights that may result shall cover Miromatrix’ commercial interest, or that any such patent rights shall be free of dominance by other patents, including patents based on inventions made by other inventors at Mount Sinai independently of the Research; furthermore Mount Sinai makes no representations as to the commercial or scientific value of any results achieved through the Research.

1.3	In consideration of the contribution of Mount Sinai to the Research, in the event that Mount Sinai successfully executes the Statement of Work, Miromatrix agrees to give Mount Sinai the option to perform the next stage of studies for the Research. Miromatrix further agrees to give Mount Sinai the first option to be the site for Miromatrix’ first in-human kidney transplantation clinical trial under an agreement including commercially reasonable terms to be negotiated in good faith between the Parties.

2.	Term. This Agreement shall be effective from the Effective Date and expire on December 31, 2017 (the “Term”) extendable by mutual written agreement signed by both Parties, provided that either Party may terminate this Agreement by thirty (30) days prior written notice to the other.

3.	Payment.

3.1	Each Party shall bear its own costs for conducting the Project.

3.2	Miromatrix agrees to provide Mount Sinai funding for any next stage of studies for the Research that takes place at Mount Sinai, with an amount to be negotiated in good faith between the parties.

4.	Materials Provided.

4.1	Miromatrix shall provide certain materials in order to support Mount Sinai’s efforts associated with the Project. These materials shall consist primarily of decellularized and partially or fully recellularized organs or organ constructs (the “Materials”).

4.2	All Materials shall remain the property of Miromatrix and shall be used by Mount Sinai solely for the Project. The Materials shall be returned to Miromatrix or destroyed by Mount Sinai, as requested by Miromatrix, at the end of the Term of this Agreement, upon early termination of this Agreement, or upon the written request of Miromatrix.

4.3	The Materials shall be used with prudence and appropriate caution in any experimental work. THE MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. Miromatrix agrees to defend and indemnify Mount Sinai from any and all claims and damages in any way arising from the acquisition, use, storage or disposal of the Materials by Mount Sinai, unless such claim is due to negligence on the part of Mount Sinai.

4.4	No option, license, or conveyance of rights, express or implied, is granted by Miromatrix to Mount Sinai in connection with any Materials provided under this Agreement, except the right to use the Materials strictly in accordance with the terms of this Agreement.

5.	Principal Investigator. If, for any reason, the Principal Investigator is unable to continue to serve as Principal Investigator, Mount Sinai shall designate another individual, subject to the approval of Miromatrix, to serve as Principal Investigator of the Project.

6.	Independent Contractor.

Nothing in this Agreement shall be construed to create a partnership or joint venture between Mount Sinai and Miromatrix, nor shall either Party’s employees, servants, agents or representatives be considered the employees, servants, agents or representatives of the other. Neither Party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other Party; or to bind the other Party to any contract, agreement or undertaking with any third party.

7.	Reports and Records.

7.1	Mount Sinai shall provide Miromatrix with periodic (not to exceed quarterly) progress reports on the Project, detailing, for example, work completed and results achieved, in confidence.

7.2	Mount Sinai shall provide Miromatrix with a final written report within thirty (30) days following completion of the Project or upon earlier termination of this Agreement, in confidence. Such report shall contain, in addition to other information, documentation supporting all activities performed as part of the Project.

7.3	Mount Sinai shall, at mutually agreed upon times, meet with Miromatrix representatives to discuss Project progress, results and reports, in confidence.

7.4	Subject to Section 9, Project results generated by Mount Sinai and Project data generated by Mount Sinai shall be the Confidential Information (as defined below) and sole property of Mount Sinai (“Mount Sinai Results”). Contingent upon Miromatrix’s compliance with Section 1.3, Mount Sinai shall grant Miromatrix, at no cost, the right to use and disclose Mount Sinai Results for its internal research and product development purposes, regulatory submissions, publication inclusion, intellectual property submissions pursuant to Section 8 hereinbelow, grant applications and marketing purposes, and for no other purpose. Project results generated by Miromatrix and Project data generated by Miromatrix shall be the Confidential Information (as defined below) and sole property of Miromatrix (“Miromatrix Results”), and Miromatrix hereby grants Mount Sinai the right to use Miromatrix Results solely for its internal research and education purposes.

8.	Intellectual Property Rights.

8.1	For inventions and/or discoveries, whether patentable or not, conceived (as defined by U.S. patent laws) and reduced to practice in the conduct of the Project at Mount Sinai under this Agreement (“Inventions”), inventorship shall be determined in accordance with the U.S. Patent law and ownership shall follow inventorship:

(a)	Mount Sinai shall own all right, title and interest in and to Inventions conceived and reduced to practice solely by Mount Sinai employees under this Agreement (“Mount Sinai Inventions”). With the exception of Inventions relating solely to surgical techniques, Mount Sinai hereby grants Miromatrix a worldwide, irrevocable, non-exclusive, royalty-free license to use such Inventions for non-commercial, internal research activities. Mount Sinai shall disclose such Inventions, in confidence, to Miromatrix in writing before the end of the Term of this Agreement.

(b)	Mount Sinai and Miromatrix shall jointly own Inventions conceived jointly by employees of both Parties (“Joint Inventions”).

(c)	Miromatrix shall own all right, title and interest in and to Inventions conceived and reduced to practice solely by Miromatrix’ employees or agents (“Miromatrix Inventions”). Miromatrix hereby grants Mount Sinai a worldwide, irrevocable, non-exclusive, royalty-free license to use Miromatrix Inventions for its internal research and teaching purposes.

9.	Publication; Use of Name.

9.1	Mount Sinai and Miromatrix recognize the traditional freedom of all scientists to publish and present promptly the results of their research. Mount Sinai and Miromatrix also recognize that exclusive patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Mount Sinai agrees not to disclose Miromatrix Results. Mount Sinai also agrees that first public disclosure of the Mount Sinai Results will be in accordance with the following. Mount Sinai agrees that Principal Investigator shall submit each proposed first publication of Project results and Project data (“Manuscript”), before submission to a publisher or other public disclosure, to Miromatrix for review. Miromatrix shall have forty-five (45) days after such submission to notify Principal Investigator in writing of any Miromatrix Confidential Information appearing in such Manuscript and request its removal, in which event Principal Investigator shall remove such Confidential Information prior to submission for publication or other public disclosure of such Manuscript. Within said same forty-five (45) day period, Miromatrix may request in writing that Principal Investigator delay submission for publication or other public disclosure of such Manuscript for patent filing purposes, for a period not to exceed ninety (90) days from the initial disclosure of such Manuscript to Miromatrix.

9.2	Miromatrix agrees not to use Mount Sinai’s name, or the name of any trustee, officer, faculty member, student or employee thereof (or any adaptation of any of the foregoing), without Mount Sinai’s prior written consent, except that Miromatrix may (a) list Mount Sinai as a collaborator relating to the Project and (b) to the extent required by law, may list Mount Sinai as a collaborator in any other place. For clarity, name use permitted without prior approval does not include use of Mount Sinai’s name as an endorsement of any Miromatrix product or service.

10.	Warranty Disclaimers, Limit of Liability and Indemnification.

10.1	NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO LIABILITY FOR INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY, THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE PROJECT, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, THE MATERIALS, OR ANY INTELLECTUAL PROPERTY OR JOINT INTELLECTUAL PROPERTY. NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES THEY OR THE OTHER PARTY SUFFERS OR ANY OTHER PERSON SUFFERS RESULTING FROM THE PROJECT OR THE USE OF ANY PARTY’S MATERIALS OR INVENTIONS OR JOINT INVENTIONS.

10.2	Miromatrix agrees to indemnify and hold harmless Mount Sinai, the Principal Investigator and any of Mount Sinai’s faculty, students, employees, trustees, officers, affiliates and agents (hereinafter referred to collectively as the “INDEMNIFIED PERSONS”) from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including attorneys’ fees), which the INDEMNIFIED PERSONS may hereafter incur, or be required to pay arising out of or otherwise related to Miromatrix’ use of: (a) any Miromatrix Materials; (b) any information and reports provided to Miromatrix hereunder; (c) the Mount Sinai Results; or, (d) any Mount Sinai Inventions or Joint Inventions, or any act or omission of Miromatrix, its employees, affiliates, contractors, licensees or agents. Mount Sinai shall notify Miromatrix upon learning of any such liability, claims, lawsuits, losses, damages, costs and expenses and Mount Sinai shall cooperate with Miromatrix in every proper way in the defense or settlement thereof at Miromatrix’ request and expense. Miromatrix shall settle no action for which it indemnifies INDEMNIFIED PERSONS without Mount Sinai’s prior written consent, with respect to statements implicating liability or fault on the part of Mount Sinai.

10.3	Mount Sinai hereby agrees to indemnify and hold harmless Miromatrix and its officers, employees, agents and affiliates from all liabilities, damages, costs, claims and expenses of any kind or nature, caused by Mount Sinai’s negligence or willful misconduct in performance of the Project.

10.4	Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences. Either Party so prevented from performance shall notify the other Party as promptly as reasonably possible given the circumstances preventing performance, and shall resume performance as promptly as possible after such circumstances and conditions caused thereby cease.

11.	Confidentiality.

11.1	“Confidential Information” means any business, scientific, or technical information of either Party, including but not limited to any information relating to either Party’s product plans, designs, costs, finances, marketing plans, business opportunities, personnel, research, development or know-how, that is disclosed by one Party to the other during the Term of this Agreement in connection with the Project. Confidential Information disclosed in tangible form shall be marked as “confidential” upon disclosure or, in the case of oral or other intangible disclosures, shall be summarized in a writing that is marked “confidential” and transmitted to the receiving Party within thirty (30) days of the intangible disclosure, provided however that failure to so mark or summarize shall not alter the confidential status of such information if a reasonable person would recognize, by the content and/or context of such disclosure, that the disclosure was intended as confidential.

11.2	Each party may wish, from time to time, in connection with the Project contemplated under this Agreement, to disclose its Confidential Information to the other Party. Each Party shall use such other party’s Confidential Information solely for the Project and no other reason; each Party shall exercise at least a reasonable degree of care to prevent the disclosure of any of the other Party’s Confidential Information to third parties during the Term and for five (5) years after the termination or expiration of this Agreement, provided that the recipient Party’s obligations hereunder shall not apply to information that: (a) is already in the recipient Party’s possession at the time of disclosure thereof; (b) is or later becomes part of the public domain through no fault of the recipient Party; (c) is received from a third party having no obligations of confidentiality to the disclosing Party; or, (d) is generated by the receiving Party independently of and without use of the Confidential Information of the disclosing Party as demonstrated by the receiving Party’s written or electronic records created contemporaneously with such independent development. In addition, the receiving Party shall also be permitted to disclose Confidential Information of the disclosing Party to the extent required by law, court order, or other governmental authority with jurisdiction provided that the receiving Party promptly provides the disclosing Party, to the extent legally permissible, with written notice of such requirement and cooperates, at the disclosing Party’s written request and expense, with the disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure.

12.	Notice. Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of Mount Sinai:

Mount Sinai Innovation Partners
Icahn School of Medicine at Mount Sinai
One Gustave L. Levy Place, Box 1675
New York, NY 10029
Attn: Vice President

With copy (for legal notices only) to:

Office of the General Counsel
Icahn School of Medicine at Mount Sinai
One Gustave L. Levy Place, Box 1099
New York, NY 10029

In the case of Miromatrix:

Robert Cohen
President & CEO
Miromatrix Medical Inc.
10399 West 70th Street
Eden Prairie, MN 55344
Telephone No: (612) 202-7026

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York exclusive of choice of law. The Parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the City of New York, State of New York with respect to any and all disputes concerning the subject of or otherwise arising under this Agreement.

14.	Entire Agreement. This Agreement, together with all attachments and exhibits, constitutes the entire agreement and understanding between the parties regarding the subject matter hereof and supersedes any prior or contemporaneous negotiations, agreements, understandings, or arrangements of any nature or kind with respect to the subject matter herein. In the event of any inconsistency between this Agreement or any attachments and exhibits, the terms of this Agreement shall govern.

15.	Waiver. Neither Party waives its right to enforce any and all provisions of the Agreement at any time during the Term. Either Party’s failure to enforce any provision shall not prejudice such party from later enforcing or exercising the same or any other provision of the Agreement.

16.	Modifications. This Agreement may not be changed, altered, modified, amended, rescinded, canceled or waived except by a writing executed by authorized representatives of the parties.

17.	Binding Agreement on Successors. This Agreement shall be binding upon each party’s successors and assigns.

18.	Headings. Headings are for convenience of reference only, and not for interpreting the provisions of the Agreement.

19.	Counterparts. This Agreement may be executed in counterparts, and by either party on separate counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

MIROMATRIX MEDICAL INC.

By:	/s/ Robert Cohen
Name:	Robert Cohen
Title:	President & CEO

Date:	October 26, 2015

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By:	/s/ Sybil Lombillo
Name:	Sybil Lombillo, Ph.D., J.D.
Title:	Director, Intellectual Property and Asset Development

Date:	Oct 23, 2015

Principal Investigator confirms that he has read and understands this Agreement.

/s/ Ron Shapiro
Ron Shapiro, MD

Date:	Oct 23, 2015

Exhibit A

Statement of Work

The initial development plan for our Transplantable Kidney Program is divided into two Specific Aims consisting of work being performed both at Miromatrix and at Mount Sinai over a 27 calendar month period to demonstrate and characterize the first steps involved in creating a transplantable kidney based upon Miromatrix’ perfusion decellularization/recellularization technology by demonstrating continuous blood flow through the transplanted kidney. Miromatrix will perform all of the work related to Specific Aim #1, building upon our existing progress with our liver and cardiac patch programs, to provide a re-endothelialized kidney for transplantation and evaluation. Mount Sinai will perform all of the transplantation and characterization of the transplanted re-vascularized kidney for Specific Aim #2. Miromatrix will provide the re- endothelialized kidney grafts for each transplant. Below is a summary of the planned actions and desired outcomes of the initial two year program.

Summary of Project Specific Aims/Milestones - 2 year program:

A.	GMP Kidney Source, Characterization and Re-Endothelialization [9 months] - MIROMATRIX

a.	Optimize kidney decellularization process from porcine sources

i.	Aseptic decellularization of whole porcine kidney resulting in a controlled and repeatable process

ii.	Define and characterize the appropriately sized kidney

b.	Characterize kidney matrix and identify key process

i.	Advanced characterization of decellularized kidney including DNA, ECM integrity, vascular integrity, bioburden, and residual decellularization detergent level

c.	Define and implement GMP kidney decellularization process and quality system

i.	Definition of release criteria to ensure high level quality control to support all continued development efforts

d.	Complete kidney re-endothelialization with >80% re-endothelialization

i.	Determination of the percent reseeding required (5% -75%) for functional revascularization

ii.	Definition of non-invasive release criteria

B.	Transplantation of the Re-Endothelialization Kidney and Demonstration of Continuous Blood Perfusion both Acutely (2 hrs., n=10) and Chronically (10 days, n=10) in a Pig Model [18 months] — MOUNT SINAI

a.	Demonstrate continuous blood perfusion through the transplanted re-endothelialized kidney in a pig model for 2 hrs. (n=10)

i.	Perform a nephrectomy to create a suitable transplant location for the re-endothelialized kidney

ii.	Surgically transplant the re-endothelialized kidney provided by Miromatrix

•	Create the appropriate surgical procedure for the transplantation

iii.	Monitor and record blood inflow and outflow during the procedure

iv.	Perform Doppler imaging during the transplantation

v.	Perform angiogram at the end of the study to characterize vascular patency

vi.	Fix and submit explanted kidney for pathology

•	Perform standard H&E staining and immunohistochemical staining for endothelial cells

b.	Demonstrate continuous blood perfusion in a pig model for 10 days. (n=10)

i.	Perform a nephrectomy to create a suitable transplant location for the re-endothelialized kidney

ii.	Surgically transplant the re-endothelialized kidney, characterize active perfusion at time of implant, then close and recover the animal

iii.	Perform Doppler imaging at day 1, 3, 5, 8 and 10

iv.	Perform perfusion studies at time of explant to characterize inflow and outflow rates on the exposed kidney

v.	Explant the kidney and perform angiogram at the end of the study to characterize vascular patency

vi.	Fix and submit explanted kidney for pathology

•	Perform standard H&E staining and immunohistochemical staining for endothelial cells